Exhibit 10.1

July 1, 2019

iFresh Inc.

2-39 54th Avenue
Long Island City, NY

Board of Directors,

I hereby tender my resignation as the Vice President of Human Resources at iFresh Inc., effective July 1, 2019. My resignation is not the result of any disagreement with the Company’s operations, policies or procedures.

I appreciate the opportunities for growth and development the company have provided during my tenure. I wish the company the very best going forward.

Sincerely,

/s/ Mei Deng
Mei Deng